Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Announces Plan to Divest its Capital Equipment Business And Delays Reporting its Q2 Results Pending Resolution of Whether the Company met the Criteria for “Held for Sale” Accounting for the Capital Equipment Business

Holliston, MA, July 27, 2005 / - - Harvard Bioscience, Inc. (Nasdaq: HBIO), today announced that it plans to divest its Capital Equipment Business and is in the final stages of engaging an investment bank to assist in this process.  Harvard Bioscience also reported that its second quarter earnings release, originally scheduled for Thursday July 28, 2005, will be postponed to Monday August 8, 2005 after market close.  The postponement is to allow the Company the necessary time to complete its review of whether or not the Capital Equipment Business segment met the criteria for “held for sale” accounting treatment under Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets  under US GAAP as of June 30, 2005.

During the second quarter of 2005 the financial results for the Capital Equipment business fell short of the Company’s expectations, and as a result the Company expects to record, in this business segment, significant impairment charges related to goodwill and other intangible assets.  Also, within the Capital Equipment business segment, the Company expects to record significant charges related to the previously announced restructuring activities.  The manner in which these items will be presented in the Company’s US GAAP financial statements is dependent upon the outcome of the review of whether the Company met the criteria for “held for sale” accounting treatment as of June 30, 2005.

Management of Harvard Bioscience will host a conference call to discuss second quarter results at 6:00 p.m. Eastern Time on Monday August 8, 2005.  In addition, management may answer questions concerning business and financial developments and trends, the Company’s view on earnings forecasts, and other business and financial matters affecting the Company.  Some of the information to be presented on the call or provided in response to questions may contain information that has not previously been disclosed.

The conference call will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. website. To listen to the conference call, log on to the Company’s website at: www.harvardbioscience.com and click on the Earnings Call icon.  Financial and other statistical information presented on the call, including our earnings release, will also be available on the investor relations section of our website.  Click on the investor relations’ button and then click on the press release or web cast icon, as appropriate.  If you are unable to listen to the live web cast, the call will be archived in the investor relations’ section of our web site. The live conference call can also be accessed by dialing 800-901-5213 and referencing the pass code of “49967338”.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in 100 countries through its direct sales force, and 1,100-page catalog, various specialty catalogs and through its distributors, including GE Healthcare (formerly Amersham Biosciences), Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

This press release contains and our conference call may contain forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.  In particular, with respect to the accounting treatment of the Capital Equipment Business segment, no assurance can be given that the Company met the criteria for “held for sale” accounting treatment in accordance with SFAS No. 144 as of June 30, 2005.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.